                                                                     EXHIBIT D-7


                       ARKANSAS PUBLIC SERVICE COMMISSION





IN THE MATTER OF AN APPLICATION FOR  )
A GENERAL CHANGE OR MODIFICATION IN  )                       DOCKET NO. 0l-243-U
ARKLA'S RATES, CHARGES AND TARIFFS   )                       ORDER NO. 9

IN THE MATTER OF THE APPLICATION OF  )
RELIANT ENERGY ARKLA, A DIVISION OF  )
RELIANT ENERGY RESOURCES CORP., FOR  )                       DOCKET NO. 01-266-U
APPROVAL OF VARIOUS ASPECTS OF A     )                       ORDER NO. 3
CORPORATE RESTRUCTURING              )

                                      ORDER

         The Arkansas Public Service Commission ("APSC" or "Commission") has jurisdiction over the above-styled dockets pursuant to Ark. Code Ann. Sections 23-4-201 and 23-3-102.

                           DOCKET NO. 01-243-U HISTORY

         On November 21, 2001, Reliant Energy Arkla ("Arkla" or "Company") filed an Application with this Commission seeking a $47,334,405 rate increase based on an overall revenue requirement of $153,455,713. In support of the application, Arkla filed the prepared testimonies of Bruce H. Fairchild, Ray Reid, Charlene
D. Thomas, and Michael Theberge on December 3, 200l. Order No. 3, entered December 19, 2001, suspended Arkla's proposed tariffs pursuant to Ark. Code Ann.
Section 23-4-407 pending an investigation and decision.

         The Attorney General for the state of Arkansas ("AG") filed his notice of intent to participate in the rate case docket proceeding on November 7, 2001. Additionally, the Commission granted intervention in the rate case docket to the Arkansas Gas Consumers ("AGC") and the Commercial Energy Users Group ("CEUG") in its Order Nos. 1, and 7, entered November 5, 2001, and May 6,
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                                                             DOCKET NO. 0l-243-U
                                                             Page -2-


2002, respectively. The General Staff of the Commission ("Staff") was a party to both dockets.

         On May 21, 2002, Staff filed the prepared testimonies of Don Martin, L.A. Richmond, Gayle Freier, Peggy Poole, J. Bret Franks, Rob Brunner, John A. McClelland, Beverly McCay, Robert Swaim, Robert D. Booth, Gail P. Fritchman, and Karen Fricke. The AG filed the prepared testimonies of Jacob Pous and William B. Marcus. The AGC filed the prepared testimonies of Michael Gorman and Nicholas Phillips and the CEUG filed the prepared testimonies of William E. Tinsley and Timothy P. Staley.

         On June 18, 2002, Arkla filed the rebuttal testimonies of Ray Reid, David Laderoute, John Ivy, James S. Brian, Donald S. Roff, Michael Theberge, Charlene D. Thomas, Wayne D. Stinnett, Jr., and Bruce Fairchild.

         On July 16, 2002, Staff, the AG, the AGC, and the CEUG filed surrebuttal testimony. Staff filed the surrebuttal testimonies of Beverly McCay,
J. Bret Franks, Holly Tubbs, Don E. Martin, Peggy Poole, L.A. Richmond, John A. McClelland, Robert D. Booth, Karen Fricke, Robert H. Swaim, Gail P. Fritchman, and Donna Gray. The AG filed the surrebuttal testimonies of William B. Marcus, and Jacob Pous. The AGC filed the surrebuttal testimonies of Nicholas Phillips, Jr. and Michael Gorman, and the CEUG filed the surrebuttal testimonies of Timothy P. Staley, and William E. Tinsley.

                          DOCKET NO. 0l-266-U HISTORY

         On November 13, 2001, Arkla filed an Application, pursuant to Ark. Code Ann. Section 23-3-102, seeking this Commission's approval of the proposed corporate restructuring of the holding company system, Reliant Energy, Incorporated ("REI"), of which Arkla is a part. Arkla is a division of

                                                             DOCKET NO. 0l-243-U
                                                             Page -3-

Reliant Energy Resources Corp. ("RERC") which is a wholly-owned subsidiary of REI. REI currently provides electric generation, transmission, and distribution service to customers in Texas through its unincorporated Reliant Energy HL&P division. In connection with the restructuring of the electric industry in Texas, REI is proposing a corporate restructuring, including the formation of a new, exempt holding company, to be called CenterPoint Energy, Inc. ("CenterPoint"). Under CenterPoint will be REI's existing electric and gas utility operations to be reorganized along functional and geographic lines. As part of that reorganization, Arkla will ultimately become a stand-alone corporation.

         By Order No 3, issued on February 7, 2002, the corporate reorganization docket, Docket No. 01-266-U, was consolidated with Arkla's rate case docket, Docket No. 01-243-U. Arkla testimony in support of the reorganization was filed on February 15, 2002, by Stephen C. Schaeffer. Staff filed the responsive testimony of Gayle Freier on May 21, 2002. Therein, Ms. Freier delineated certain conditions and requirements that should be met by Arkla before approval of its corporate reorganization Application. On June 18, 2002, Mr. Schaeffer filed further testimony accepting the conditions and requirements contained in Ms. Freier's testimony. Finally, on July 16, 2002, Ms. Freier filed final testimony recommending one additional requirement upon which Arkla's corporate reorganization should be conditioned.

                                 PUBLIC HEARINGS

         Pursuant to Order No. 8, entered June 18, 2002, the public hearing in the above-styled dockets began on Monday, July 22, 2002, at 1:30 p.m. for the purpose of receiving opening statements and public comments. At the beginning of the public hearing, the Company, the Staff,

                                                             DOCKET NO. 01-243-U
                                                             Page -4-


the CEUG and the AG announced that they had reached a Settlement Agreement that, if approved, would resolve all outstanding issues in these dockets. Counsel for the Staff outlined the terms of the proposed Settlement Agreement. The public hearing was thereafter recessed and reconvened on Tuesday, July 23, 2002, at 9:30 a.m. to receive additional public comments, and again on Thursday, July 25, 2002, at 9:30 a.m. for the purpose of receiving additional public comments, and to hear testimony in support of the Settlement Agreement.

                       LITIGATION POSITIONS OF THE PARTIES

         In rebuttal testimony, Arkla's witnesses testified that Arkla actually has a total revenue deficiency of $55,143,302, although the Company does not seek a revenue increase greater than the $47,334,405 originally requested in its Application. Additionally, the Company initially proposed in its Application:
(1) to collect fixed costs through fixed charges and variable costs through variable charges; (2) to reduce the number of rate classes; (3) to add a Rate Regulation Adjustment Rider ("RRA") which would allow the Company to adjust its rates up or down to reflect changes in revenues and costs; (4) institute a Main Replacement Program ("MRP") to help fund the replacement of cast iron and bare steel mains and associated services; (5) to add an Annual Public Utility Assessment Rider ("APUA") to allow Arkla to recover assessment fees through its Base Rate Adjustments; and, (6) to withdraw its Weather Normalization Adjustment ("WNA") if Arkla's proposed rate design is accepted or, alternatively, should that rate design be rejected, to amend its WNA. In rebuttal testimony, Arkla withdrew the proposed RRA and APUA.

         In it's surrebuttal testimony, Staff determined that Arkla has a revenue deficiency of $27,896,743 based on an overall revenue requirement of $137,141,088. Differences between Staff's

                                                             DOCKET NO. 0l-243-U
                                                             Page -5-


calculation of revenue deficiency and revenue requirement and that of Arkla largely reflect Staff and Arkla differences in expected plant in service, working capital assets, operating and maintenance ("O&M") expenses, depreciation expense, rate of return, and revenues and billing determinants. Staff also recommended that the Commission reject Arkla's proposed rate design, and that the Commission adopt Staff's proposed WNA and MRP.

         Unlike the Staff, neither the AG, nor the AGC, nor the CEUG addressed all aspects of Arkla's rate case. The AG, in both direct and surrebuttal testimony, addressed Arkla's proposed rate of return, certain rate base items, depreciation rates, certain O&M expenses, and revenues, using its proposed load forecast. The AG additionally proposed a different cost of service and rate design, and recommended changes to or rejection of some of Arkla's proposed tariffs. AGC made recommendations to the Commission regarding Arkla's proposed rate of return, cost of service, rate design, Customer Retention Firm Service Rider, balancing service, Market-Based Supply Option, and various other riders. The CEUG made recommendations to the Commission regarding Rule 5.20 of the APSC's Rules of Practice and Procedure which addresses metering and combined billing and Arkla's proposed Market-Based and Transportation-based options, balancing provisions, election forms, and rate design.

                            THE SETTLEMENT AGREEMENT

         After the filing of Staff and Intervenor surrebuttal testimony and prior to the public hearing, Arkla, Staff, the AG, the AGC, and the CEUG engaged in discussions designed to explore the possibilities of either narrowing the differences in issues among the parties or possibly reaching a settlement of all the issues in these dockets. As a result of those discussions, Arkla, Staff, the AG,

                                                             DOCKET NO. 01-243-U
                                                             Page -6-


and the CEUG (the "Settling Parties") reached resolution on all of the issues in Docket Nos. 01-243-U and 01-266-U. A Joint Motion to Approve Stipulation and Agreement and attached Joint Stipulation and Settlement Agreement ("Settlement Agreement") was filed by the Settling Parties on July 24,2002. The AGC was not a signatory to the Settlement Agreement, however AGC does not oppose the Settlement Agreement. Also, on July 24,2002, testimony in support of the Settlement Agreement was filed by Ray Reid of Arkla, Robert D. Booth for the Staff, M. Shawn McMurray for the AG, and Timothy P. Staley for the CEUG.

         The Settlement Agreement, attached hereto as "Appendix A", reflects agreement, among other issues resolved therein, on the following:

REVENUE REQUIREMENT/COST ALLOCATION

         Arkla's overall revenue requirement is $139,238,629, with a related revenue deficiency of $31,846,348. The Agreement reflects the use of: (1) Staff's surrebuttal revenue requirement adjusted to reflect changes to three of Staff's expense adjustments; (2) the use of an overall pre-tax rate of return of 8.20%; (3) Staff's surrebuttal depreciation rates; (4) Staff's proposed three-year amortization of rate case expense to begin on January 1, 2003; and,
(5) the base rate revenue requirements for each rate class.

RATE DESIGN

         The Agreement reflects the following provisions regarding rate design and tariffs: (1) tariffs in compliance with the Agreement will be filed no later than September 1, 2002 to be effective for bills rendered on or after September 21, 2001; (2) Staff's billing determinants as adjusted by a conservation factor and removal of a 1.2% customer count adjustment are adopted; (3) the

                                                             DOCKET NO. 0l-243-U
                                                             Page -7-

Temporary Low Income Customer Gas Reconnection Program and the Levelized Payment Plan will continue unchanged; (4) Staff's Main Replacement Rider, Gas Supply Rider, Municipal Tax Adjustment Rider, and Weather Normalization Adjustment Rider are adopted; (5) effective September 21, 2002, no further contracts or contract extensions under Arkla's MR-1 and PC-l rider will be issued, the flow-through of lost revenues under these riders will cease, and any future special rate contracts will be evaluated under the Commission's promotional practice rules; and (6) Arkla will withdraw the proposed Customer Retention Firm Service Rider, the Market-Based Supply Option, the Rate Regulation Adjustment Rider, and the Annual Utility Assessment Adjustment Rider.

TRANSPORTATION/BALANCING

         The average daily demand required to transport will be lowered to: (1) 75 MMBtu/Day on September 21, 2002, 50 MMBtu/Day on April 30, 2003, and (3) 25 MMBtu/Day on April 30, 2004. The Agreement also sets out the balancing provisions to be included in the SCS-1 and LCS-1 tariffs.

OTHER ISSUES

         Arkla agrees not to file a Notice of Intent to File a rate case prior to January 1, 2004. Arkla agrees to certain record keeping and reporting requirements related to billing determinants and depreciation salvage. The Settling Parties agree to negotiate the development of master metering/combined billing guidelines by January 1, 2003.

CORPORATE REORGANIZATION

         The Settlement Agreement also recommends approval of Arkla's corporate reorganization subject to the conditions proposed by Staff in its reorganization testimony, including Staff's

                                                             DOCKET NO. 0l-243-U
                                                             Page -8-


recommendation that Arkla provide a comparative analysis of any orders issued by other jurisdictions.

                              SETTLEMENT TESTIMONY

         In response to the question "Could you summarize the reasons that the Attorney General contends that the Stipulation and Settlement Agreement is in the public interest?", Mr. Shawn McMurray, on behalf of the AG testified as follows:

         In filings before the Commission in this docket, our office has opposed the request of Arkla for a Rate Regulation Adjustment (RRA) rider. We have also contended in our testimony that the company has significantly overstated its need for a rate increase, has substantial problems in its cost of service study that penalize residential ratepayers, and has proposed a rate design that penalizes those customers who use smaller amounts of gas. We have contended that the company's proposed Main Replacement Program (MRP) Rider creates a great risk that customers will be charged twice for the same work. We have also urged the Commission to eliminate the MR-1 and PC-l riders, which unfairly fund discounts for some customers at the expense of others. The Stipulation addresses the concerns of the Attorney General in this docket in a reasonable way. While the Attorney General would prefer that its case was accepted in all particulars, there has been no general rate increase to Arkla since 1995, and the agreement provides much less harm to ratepayers than they would have received under Arkla's initial proposals. Specifically, the Stipulation addresses our concerns in the following ways:

         1. It reduces the overall rate increase to Arkla's customers to $31.8 million, more than $15 million less than Arkla originally requested. The AG contended that the company was not entitled to the amount it requested, but there was certainly a risk that the Commission could have allowed the company an increase much larger than $31.8 million. The final revenue requirement number essentially reflects Staff's case, with only a handful of adjustments, all of which were at risk in litigation. At the same time, the return allowed should be sufficient to allow the company to improve its customer service performance and its safety record, both of which were an issue in this docket;

         2. It reduces the rate increase to Arkla's residential customers to $31.8 million - about $10 million less than Arkla originally requested, but: $23 million less than Arkla's cost of service study indicated, and Arkansas Gas Consumers, Inc. (AGC) requested. The Attorney General contended that the cost of service studies of all other parties unfairly penalized residential ratepayers. Even had the Commission applied the Staff's own surrebuttal cost of service

                                                             DOCKET NO. 0l-243-U
                                                             Page -9-


         study, however, it would have allowed an increase to the residential class of $34 million, more than the increase in the settlement. Therefore, the Attorney General concluded that this was a better result for residential customers than we were likely to achieve by litigation;

         3. It reduces the requested increase in customer charge. At present, the monthly customer charge for residential customers is $5.20. Arkla wanted to raise the customer charge to $25.00. We opposed an increase of nearly $20.00 because we felt it was unjustified and unreasonable. After much negotiating, the customer charge for residential customers will now be $9.75, reducing the requested increase by over $15.00 per month;

         4. It eliminates the company's requested RRA Rider. The Attorney General strenuously opposed this Rider, because it was essentially an automatic-rate-increase mechanism, that would have greatly benefited Arkla, to the detriment of ratepayers;

         5. It imposes additional record keeping and reporting requirements upon the company, beginning in 2003. The Attorney General considers these essential to avoid difficulties in defending against the company's next rate case, and to assure that the residential class does not pay more than its reasonable share in the next rate case or earnings review. This is something we were not likely to receive had the matter been litigated;

         6. The MRP Rider has been substantially modified, to prevent any chance of the company's double recovery. The rider will allow the company to replace virtually all of its aging cast iron and bare steel mains and services (some of which, as a matter of public record, are approaching 100 years old and are a potential danger to consumers), but in a way that imposes the minimum reasonable impact on customers;

         7. The agreement makes changes in Arkla's transportation tariffs that are designed to prevent other rate classes, including residential customers, from being harmed as a result of the activities of large commercial and industrial transportation customers; and

         8. The agreement eliminates upon expiration the current PC-1 and MR-1 tariffs. The Attorney General has always opposed these tariffs, because certain customers received a discount at the expense of others. The Attorney General believed this to be unfair and asked that these tariffs be eliminated.

         As further pointed out by Mr. McMurray, an additional benefit of the Settlement Agreement is that Arkla is prohibited from filing another general rate increase request until 2004. Because of administrative requirements, this means that customers will see no further general rate increase

                                                             DOCKET NO. 01-243-U
                                                             Page -lO-


before 2005.

         Testifying on behalf of the Staff in support of the Settlement Agreement, Mr. Robert Booth supported the Settlement Agreement, in part, as follows:

         Because of the compromises in the Agreement, residential customers received less of an increase than they otherwise could have under other parties proposals. The results of Staff's cost of service indicated that the other rate classes were due a decrease, but under the Agreement their present rate revenues remained unchanged in order to mitigate the impact on residential customers. Although the present revenues for the other classes were not changed, individual customers may experience rate decreases and/or increases due to the change in rate structure and rate design. In the development of the proposed rates, the Parties have attempted to mitigate those effects to the greatest extent possible.

         Considering the uncertainty of the outcome of various issues and the unpredictability of prevailing on some issues in the event of a court appeal, Staff concluded that the Agreement contains substantial benefits for all of Arkla's customers....

         The Agreement results in an equitable balance of ratepayer and shareholder interests, and, as such, is in the public interest....


                               COMMISSION FINDINGS

         After review of (1) the parties' extensive pre-filed testimony and exhibits in support of their respective litigation positions and (2) a careful evaluation of the Settlement Agreement in light of that pre-filed testimony, the Commission finds that there is substantial evidence of record to support a finding that the Settlement Agreement represents a just and reasonable resolution of all issues. The Commission, therefore, finds that the Settlement Agreement is in the public interest and should be approved.

         Accordingly, the Commission orders as follows:

         1. The Settlement Agreement, attached hereto as "Appendix A", is approved; and,

                                                             DOCKET NO. 0l-243-U
                                                             Page -11-


         2. No later than September 1, 2002, Arkla shall file tariffs, including its new base rates, in compliance with the Settlement Agreement. Subject to Commission approval of the compliance filing, the new tariffs shall become effective for bills rendered on and after September 21, 2002.

         BY ORDER OF THE COMMISSION.

         This 9th day of August, 2002.


                                        /s/ Sandra L. Hochstetter
                                        Sandra L. Hochstetter, Chairman


                                        /s/ Betty C. Dickey
                                        Betty C. Dickey, Commissioner


/s/ Linda Marlow (acting)
Diana K. Wilson
Secretary of the Commission

                                        I hereby certify that the following
                                        order issued by the Arkansas Public
                                        Service Commission has been served on
                                        all parties of record this date by U.S.
                                        mail with postage prepaid, using the
                                        address of each party as indicated in
                                        the official docket file.

                                                  /s/ Diana K. Wilson
                                        ----------------------------------------
                                                    Diana K. Wilson

                                        Secretary of the Commission
                                        Date 8/9/2002

                                   APPENDIX A


                                                                 JOINT EXHIBIT I

                  BEFORE THE ARKANSAS PUBLIC SERVICE COMMISSION


IN THE MATTER OF AN APPLICATION FOR A   )
GENERAL CHANGE OF MODIFICATION IN       )          DOCKET NO. 01-243-U
ARKLA'S RATES, CHARGES AND TARIFFS      )

IN THE MATTER OF THE APPLICATION OF     )
RELIANT ENERGY ARKLA, A DIVISION OF     )
RELIANT ENERGY RESOURCES CORP., FOR     )          DOCKET NO. 01-266-U
APPROVAL OF VARIOUS ASPECTS OF A        )
CORPORATE RESTRUCTURING                 )


                   JOINT STIPULATION AND SETTLEMENT AGREEMENT

         The Arkansas Public Service Commission General Staff (Staff); Attorney General of Arkansas (AG); Commercial Energy Users Group (CEUG); and Reliant Energy Arkla (Arkla or the Company), hereinafter referred to collectively as the "Parties," consent and agree to the following terms in settlement of all issues pending before the Arkansas Public Service Commission (Commission or APSC) in these dockets.

1. GENERAL

         A. The objective of this Joint Stipulation and Settlement Agreement (Agreement) is to avoid litigation by resolving all outstanding issues in these Dockets.

         B. The Company has proposed a specified level of revenue requirement and corresponding rates, and has made certain other proposals in its testimonies filed with the Commission. The other parties to this proceeding have responded to these proposals in testimony and have conducted extensive discovery. A full and complete record has been compiled and a complete discussion of the issues has been undertaken, with each party being a strong advocate for its position as reflected in filed testimony.

2. REVENUE REQUIREMENT/COST ALLOCATION

         A. Arkla's non-gas revenue requirement is agreed to be $139,238,629, with a resulting Revenue Deficiency of $31,846,348, exclusive of costs to be recovered through the proposed Gas Supply Rate Rider (Rider GSR) and the Main Replacement Program Rider (Rider MRP).

                  1. The Parties agree that the revenue requirement was arrived at by adjusting the Staff's case as presented in Surrebuttal Exhibit GPF-1 to reflect the following adjustments:

                           a.       Operating expenses were revised as follows:

                                    (1)      increased medical expenses by
                                             $346,962;

                                    (2)      increased ad valorem taxes allowed
                                             by $244,985;

                                    (3)      decreased sampling adjustment by
                                             $227,303

                           b. Use of an overall pre-tax rate of return of 8.20%.

                  2. The Parties further agree that the revenue requirement reflects the following parameters:

                           a. The use of depreciation rates set forth in Staff Surrebuttal Exhibit JBF-1, which are calculated using the parameters in Staff Prepared Exhibit JBF-2, beginning January 1, 2003.

                           b. Amortization of rate case expense over 3 years beginning January 1, 2003.

                  3. The base rate revenue requirements for each rate class shall be as follows:

Residential                           $104,150,042

Small Commercial Service (SCS-1)        28,538,475

Large Commercial Service (LCS-1)         6,550,112
                                      ------------

Total                                 $139,238,629
                                      ============

         B. In no event shall the Company file a Notice Of Intent to File an Application for a General Change or Modification in Rates and Charges prior to January 1, 2004.


3. RATE DESIGN

         A. As soon as practicable, but no later than September 1, 2002, the Company shall make a compliance filing including new base rates. The new tariffs shall become effective for bills rendered on and after September 21, 2002.

         B. The new base rates in the compliance filing will be those as set forth in Attachment 1 hereto. Those rates were developed using the Staff billing determinants revised as follows:

                  1.       Conservation factor included

                  2. 1.2% adjustment to customer count removed in recognition of Company's agreement to pro-rate partial month bills.

The new billing determinants are set forth in Attachment 2 hereto.

         C. The LCS-1 rate schedule shall reflect that the billing demand for LCS-1 customers shall be established each month by taking the higher of the contract demand or the highest demand from the previous twelve months. Further, for new customers, contract demand initially shall be as agreed by the Company and the customer and then revised consistent with the immediately preceding sentence.

         D. The Parties agree that the General Schedules, Exemptions, and Policy Schedules as proposed by the Company should be approved with two exceptions:

                  1. the currently approved Temporary Low Income Customer Gas Reconnection Program should remain unchanged, and

                  2. the currently approved Levelized Payment Plan should remain unchanged.

         E. The Parties agree that the following riders are in the public interest and should be approved, as modified in certain instances from the Company's filing. Attachments 3, 4, 5, and 6 reflect the Parties' agreement with regard to the terms and conditions of these tariffs. Actual rates for these tariffs will be provided by Arkla in its compliance rate filing.

                  1. Main Replacement Program shall be as filed by Staff but includes settlement pre-tax rate of return 8.20% and savings from main replacement program of $104,017. Overhead costs recovered in base rates shall not be recovered via MRP. Depreciation rates as follows:

                                    Mains         3.59%

                                    Services      8.58%

                           Allocation factors to be used are as follows:

                                    Residential Service (RS-1)           78.852%

                                    Small Commercial Service (SCS-1)     16.936%

                                    Large Commercial Service (LCS-1)      4.212%

                  2. The Gas Supply Rate Schedule to be adopted shall be the version filed by Staff in the Surrebuttal Testimony of Robert Booth. Transportation customers may pay Lost and Unaccounted for Gas (LUFG) in kind.

                  3. The Municipal Tax Adjustment Schedule to be adopted shall be consistent with the Prepared Testimony of Gail P. Fritchman.

                  4. The Weather Normalization Adjustment shall be that filed by Staff in the Surrebuttal Testimony of Robert Booth with a 30 year Heating Degree Day table and the following stipulated Degree Day Factors:

                                    Residential     .1611

                                    SCS-1           .6357

                  5. Riders PC-l and MR-1, with the exception of the Contract Administration Fee, shall remain unchanged until all contracts under these rate schedules have expired. Effective September 21, 2002, no further contracts shall be issued pursuant to these rate schedules.

                  6. The Company withdraws from consideration the Customer Retention Firm Service Rider. In lieu of this proposed Rider, any Special Rate Contracts (SRC) shall be evaluated pursuant to the Commission's Rules and Regulations Governing Promotional Practices of Electric and Gas Public Utilities. When a SRC is renewed, the level of discounts shall be based on the difference between the revenues generated from the expiring or expired PC-1, MR-1, or other SRC and the revenues generated from the proposed contract.

                  7. The Company also withdraws from consideration the Market-Based Supply Option, the Rate Regulation Adjustment Rider, and the Annual Public Utility Assessment Adjustment Rider.



4. TRANSPORTATION/BALANCING

         A. SCS-1 and LCS-1 tariffs shall be revised to incorporate the following transportation and balancing provisions.

         B.       Transportation:

                  1. Eligibility for transportation service shall be lowered in stages from an average daily demand of 100 MMBtu, beginning with an average daily demand of 75 MMBtu upon the effective date of the new tariffs. Transportation eligibility shall be further lowered to an average daily demand of 50 MMBtu on April 30, 2003. Transportation eligibility shall be lowered a third time to an average daily demand of 25 MMBtu on April 30, 2004. Although no aggregation will be allowed for qualification, current transportation customers' ability to aggregate for eligibility purposes at existing and new locations shall remain unchanged. Customers converting from sales service to transportation service shall bear the supply-related cost shifts or additional costs resulting from that conversion, including existing pipeline commitments, existing gas supply costs, and additional administrative costs. The Company shall maintain adequate records to demonstrate such costs and to substantiate that this result has been achieved, and shall make such information available to the converting customer upon request.

                  2. The tariff for SCS-1 shall permit customers to switch from sales service to transportation service and back one time per year. Pursuant to notice given by May 31, a customer may take transportation service for a continuous period beginning subsequent to the date of the notice and between the flow dates of April 1 and October 31. Each participating customer location shall pay a $300 per year set up fee for this service in addition to other applicable fees.

                  3. The Contract Administration Fee shall be $350 per month.

                  4. The Company's proposed election forms for sales service and transportation service shall be modified as necessary to comply with state purchasing laws and included with the appropriate compliance tariffs.

                  5. Neither demand nor commodity rates shall apply to in-kind LUFG quantities provided by transportation service customers.

C.       Balancing:

         1.       Critical Period Price

                  The Critical Period Price shall be the midpoint of the daily price from Platt's Gas Daily for the applicable upstream pipe
                  (CPP).

         2. Pooling will be provided by the Company for all transportation service customers.

         3.       Multi-Day/Intra-Month Balancing

                  The Company shall have the ability to require a customer who is projected to be out of balance more than 6%, for the applicable month, to come into balance. The Company shall give a two day warning before penalties are imposed. If the customer is still out of balance beyond 6% tolerance, the following penalties shall apply:

                  a. If long: customer receives 75% of CPP for first 3% and 50% of CPP for amount above 3%.

                  b. If short: customer pays 125% of CPP for first 3% and 150% of CPP for amounts above 3%.

         4.       Critical Period Event

                  a. Applicable to all Transport Customers: A Critical Period Event (CPE) may be called for operational purposes relating to a physical event causing or threatening a system failure and/or existence of an Operational Flow Order (OFO) on the upstream pipeline.

                  b. Applicable only to Transportation Customers below 100 MMBtu/Day (on an annualized basis): A CPE may also be called on days when the daily cash price differs by more than $.50 per MMBtu from the monthly index price from inside. FERC REGT-East First of the Month Index.

                  c. Threshold for Cashing out on CPE - short/long > 6%, no cashout if imbalance less than 10 MMBtu.

                  d.       Above Threshold Cash-out Price:

                           (1)      Amount below 6% paid at or paid for at CPP

                           (2) Amounts above 6% paid by Arkla at 50% or paid to Arkla at 150% of CPP

                  e. Company shall make a reasonable effort to provide 24 hours' notice of the issuance of a CPE. Upon issuance of notice of a CPE, Company will allow shipper to submit revised nominations to the extent permitted by the upstream pipeline declaring an OFO, in an attempt to minimize imbalance activity on the Company's system. During any CPE, Company shall remain obligated to deliver all natural gas supplies that it receives on behalf of each individual shipper.

         5.       End-of-Month

                  Establishes price as lesser/greater of inside FERC REGT-East First of the Month Index or the Company's G-l component.

                       MONTHLY IMBALANCE CASH-OUT
-------------------------------------------------------------------------
                                   OVERAGE                UNDERAGE
IMBALANCE LEVEL              ARKLA PAYS CUSTOMER      CUSTOMER PAYS ARKLA
---------------              -------------------      -------------------
From 0% to 5%                       100%                    100%
From 5% to l0%                       80%                    120%
From l0% to 15%                      70%                    130%
From 15% to 20%                      60%                    140%
Greater than 20%                     50%                    150%

5. OTHER

         A. The Company shall institute the following reporting/record keeping requirements beginning Jan. 1, 2003:

                  1. Keep records in its accounting system of the total amount of money collected from each individual tariffed charge and the amount of money collected from each tariffed charge by customer class. These charges include but are not limited to late charges, and charges for service establishment, collection, reconnection, and returned checks.

                  2. Provide an annual report reconciling its monthly billing determinants to its rate schedule revenues booked to the Company's general ledger. This reconciliation shall include the number of pro-rated bills and the associated revenues. The reconciliation report should be provided as an attachment to its annual report to the Commission beginning with the 2002 annual report.

                  3. Evaluate and perform a study of its practices of recording net salvage and provide to Staff no later than March 31, 2003. The evaluation and review should address completed replacement jobs spanning the last two years ending December 31, 2001, and include the following:

                           a. documentation of the Company's policies and procedures pertaining to how it segregates and records costs relative to new addition and removal activities during plant replacements;

                           b. documentation of all actual costs, such as materials, which can be directly assigned to new additions of plant-in-service;

                           c. documentation of all actual costs, such as materials, which can be directly assigned to retirement of plant-in-service;

                           d. documentation of all actual costs related to plant replacement which can not be directly assigned; and

                           e. determination of a current allocation basis for all actual indirect costs based on actual replacement job closings, rather than replacement job estimates.

                           All back-up, supporting information and work papers, such as, but not limited to, contractor invoices, Company payroll records, including employee time sheets, engineering costs, materials invoices, and all paperwork which is reviewed for accuracy of charges from which the job costs are posted, etc., should be maintained in a manner available for audit of these records once the evaluation and review have been completed.

         B. The parties shall negotiate in good faith to develop master metering/combined billing guidelines for the Company, which shall be issued by the Company by January 1, 2003.

6. CORPORATE REORGANIZATION DOCKET (DOCKET NO. 01-266-U)

         The Company's request should be approved, conditioned upon the requirements, conditions, and notifications identified in the Prepared and Surrebuttal Testimonies of Staff witness Gayle Freier.

7. RIGHTS OF THE PARTIES

         A. This Agreement is made upon the explicit understanding that it constitutes a negotiated settlement in the public interest. Nothing herein shall constitute an admission of any claim, defense, rule or interpretation of law, allegation of fact, principle or method of ratemaking or cost-of-service determination or rate design, or terms or conditions of service, or the application of any rule or interpretation of law, that may underlie, or be perceived to underlie, this Agreement.

         B. This Agreement is expressly contingent upon its approval by the Commission without modification. The various provisions of the Agreement are interdependent and unseverable. All Parties will cooperate fully in seeking acceptance and approval by the

Commission of the Agreement and will support its approval in all respects without modification in any further proceedings which may be ordered, or appeals taken, with regard to this Agreement. The Parties will not support any alternative proposal or settlement agreement while this Agreement is pending before the APSC.

         C. Except as to matters specifically agreed to be done or occur in the future, no party shall be precluded from taking any position on the merits of any issue in any subsequent proceeding in any forum.

         D. In the event the Commission does not accept, adopt, and approve this Agreement in its entirety and without modification the Parties agree that this Agreement shall be void and of no effect. However, in that event, the Parties agree (a) no Party hereto shall be bound by any of the provisions or agreements herein contained; (b) all Parties hereto shall be deemed to have reserved all their respective rights and remedies in this proceeding; and (c) no Party hereto shall introduce this Agreement or any writings, discussions, negotiations, or other communications of any type related to this Agreement in any proceeding.

         E. This Agreement does not alter prior regulatory commitments of the Company.

         DATED THIS 24TH DAY OF JULY, 2002.

                                       ARKANSAS ATTORNEY GENERAL

                                       By: /s/ Shawn McMurray
                                          ------------------------------------
                                       Shawn McMurray
                                       Senior Assistant Attorney General
                                       323 Center Street
                                       Little Rock, AR 72201
                                       Telephone: (501) 682-2007

                                       COMMERCIAL ENERGY USERS GROUP

                                       By: /s/ Scott C. Trotter
                                          ------------------------------------
                                       Scott C. Trotter
                                       Hill Gilstrap Perkins & Trotter, P.C.
                                       1 Information Way, Suite 200
                                       Little Rock, AR 72202
                                       Telephone: (501) 603-9000



                                       RELIANT ENERGY ARKLA

                                       By: /s/ Charles J. Harder
                                          ------------------------------------
                                       Charles J. Harder
                                       Senior Counsel
                                       Reliant Energy Arkla
                                       401 West Capitol, Suite 102
                                       P.O. Box 751
                                       Little Rock, AR 72203-0751
                                       Telephone: (501) 377-4863



                                       GENERAL STAFF OF THE ARKANSAS
                                       PUBLIC SERVICE COMMISSION

                                       By: /s/ Valerie F. Boyce
                                          ------------------------------------
                                       Valerie F. Boyce
                                       Staff General Counsel
                                       1000 Center Street
                                       P.O. Box 400
                                       Little Rock, AR 72203-0400
                                       (501) 682-5827

                                                                    ATTACHMENT 1

RESIDENTIAL     CUSTOMER CHARGE          $   9.75
                ---------------
                CCF
                ---
                0-50                     $0.26300
                OVER 50                  $0.18470

SCS-1           CUSTOMER CHARGE          $  13.00
                ---------------
                CCF
                ---
                0-1500                   $0.12250
                1500-15000               $0.08552
                OVER 15000               $0.02000

NGV             CUSTOMER CHARGE          $9.75000
                ---------------
                CCF                      $0.26300
                ---

LCS-1           CUSTOMER CHARGE          $ 290.00
                ---------------
                DEMAND
                ------
                0-4000                   $0.55790
                OVER 4000                $0.04000

                CCF                      $0.00200
                ---

TRANSPORTATION ADMINISTRATIVE FEE       $  350.00

PC-1            CUSTOMER CHARGE         $1,500.00
                ---------------

                CCF                     $ 0.00120
                ---

                ADMINISTRATIVE FEE      $  350.00
                ------------------

MR-1            CUSTOMER CHARGE         $1,000.00
                ---------------

                CCF                     $ 0.00120
                ---

                ADMINISTRATIVE FEE      $  350.00
                ------------------

                                                  SETTLEMENT BILLING DETERMINANTS
                                                        RELIANT ENERGY ARKLA
                                                                                                       Attachment 2

                       WEATHER   NUMBER OF  AVERAGE
LINE                   ADJUSTED   CUSTOMER NUMBER OF   PRESENT    PEAK DAY  PEAK DAY    HSF      CUSTOMER    CONTRACT
NO.  RATE SCHEDULE     VOLUME     CHARGES  CUSTOMERS   REVENUES    mmBTU*     Mcf*   Cct/degree    DAYS       DEMAND
---- --------------- ----------- --------- --------- ------------ --------  -------- ---------- ----------- -----------
 1   Residential     260,924,473 4,657,058   388,088 $ 72,303,694  439,810  431,191  0.1611     143,342,640
 2   SCS-1           206,096,088   597,317    49,777 $ 28,538,475  238,923  234,241  0.6357      18,167,629
 3   LCS-1           227,466,708     2,172       181 $  5,987,017  111,115  108,937  3.3165          66,065  36,727,736
 4   MR-1             30,734,915       156        13 $    244,120   10,854   10,641                   4,745   2,637,904
 5   PC-1             28,258,027       156        13 $    318,975   11,969   11,735                   4,745   2,637,904
                     ----------- --------- --------- ------------  -------  -------             -----------------------
 6   Total           753,480,211 5,256,859   438,072 $107,392,281  812,671  796,745             161,585,824  42,003,543
                     =========== ========= ========= ============  =======  =======             =======================
                                                                  *Includes *Includes
                                                                   LUFG      LUFG

                                  CUSTOMER                        PEAK DAY  PEAK DAY             CUSTOMER    CONTRACT
                       VOLUME     CHARGES  CUSTOMERS   REVENUES    mmBTU*     Mcf*      HSF        DAYS       DEMAND
---- --------------- ----------- --------- --------- ------------ --------  -------- ---------- ----------- -----------
 7   Residential     260,924,473 4,657,058   388,088 $ 72,303,694  439,810  431,191             143,342,640
 8   Commercial &
     Industrial      226,542,128   597,552    49,797 $ 29,126,087  272,286  266,950              18,174,929
 9   Transportation  266,013,610     2,249       187 $  5,962,500  100,575   98,604                  68,255
                     ----------- --------- --------- ------------  -------  -------             -----------------------
 10  Total           753,480,211 5,256,859   438,072 $107,392,281  812,671  796,745             161,585,824
                     =========== ========= ========= ============  =======  =======             =======================



                                  CUSTOMER                        PEAK DAY  PEAK DAY             CUSTOMER    CONTRACT
                       VOLUME     CHARGES  CUSTOMERS   REVENUES    mmBTU*     Mcf*       HSF       DAYS       DEMAND
---- --------------- ----------- --------- --------- ------------ --------  -------- ---------- ----------- -----------
 11  RS-1            260,893,120 4,656,830   388,069 $ 72,298,118  439,809    431,190    0.1611   143,335,705
 12  GL-1                 31,353       228        19 $      5,576        1          1    0.0000         6,935
 13  GS-1             51,728,092   498,251    41,521 $ 12,419,163   80,982     79,395    0.2748    15,153,881
 14  GS-2             97,225,314    71,807     5,984 $ 11,621,976  121,391    119,012    2.8691     2,184,652
 15  GS-3             49,510,514     3,126       261 $  3,393,143   36,286     35,575   14.5267        95,088
 16  GS-4             54,417,331     1,176        98 $  2,571,875   29,484     28,906    1.8932        35,770
 17  GS-4 MR-1         3,075,312        60         5 $     83,331    1,210      1,186    1.8932         1,825
 18  GS-4 PC-1         2,444,598        48         4 $     90,646    1,288      1,263    1.8932         1,460
 19  GS-5            142,584,380       684        57 $  2,411,916   53,343     52,298    0.5504        20,805
 20  GS-5 MR-1        27,659,603        96         8 $    160,789    9,644      9,455    0.5504         2,920
 21  GS-5 PC-1        24,081,803        84         7 $    182,395    9,176      8,996    0.5504         2,555
 22  GS-6             30,464,997       312        26 $  1,003,226   28,288     27,733   15.8686         9,490
 23  GS-6 MR-1                 0         0         0 $          0        0          0   15.8686             0
 24  GS-6 PC-1         1,731,626        24         2 $     45,934    1,505      1,476   15.8686           730
 25  GS-7              7,631,146    24,109     2,009 $  1,103,875      264        259    0.0000       733,278
 26  NGV-1                 1,022        24         2 $        317        0          0    0.0000           730
                     ----------- --------- --------- ------------ --------  ---------             ----------------------
 27  Total           753,480,211 5,256,859   438,072 $107,392,281  812,671    796,745             161,585,824
                     =========== ========= ========= ============  =======  =========             =====================
                                                                  *Includes *Includes
                                                                   LUFG      LUFG
                                                                            7,967,450


                                                                  PEAK DAY  PEAK DAY  CONTRACT   CUSTOMER    CONTRACT
                       VOLUME     CHARGES  CUSTOMERS   REVENUES    mmBTU*     Mcf*     DEMAND      DAYS       DEMAND
---- --------------- ----------- --------- --------- ------------ --------  -------- ---------- ----------- -----------
 27  LCS-1 plus
     MR-1 & PC-1     286,459,650     2,484       207 $  6,550,112  133,938   131,313                75,555   42,003,543
 28   Less: MR-1      30,734,915       156        13 $    244,120   10,854    10,641                 4,745    2,637,904
 29   Less: PC-1      28,258,027       156        13 $    318,975   11,969    11,735                 4,745    2,637,904
                     ----------- --------- --------- ------------ --------  --------            -----------------------
 30  LSC-1 without
     MR-1 & PC-1     227,466,708     2,172       181 $  5,987,017  111,115   108,937                66,065   36,727,736
                     =========== ========= ========= ============ ========  ========            =======================
                                                                  *Includes *Includes
                                                                   LUFG      LUFG
     SCS-1 Sales
     Only            196,319,106   596,964    49,747   27,945,715  235,143   230,535            18,157,655
     SCS-1 Transport   9,776,982       353        29      592,760    3,780     3,706                10,585
                     ----------- --------- --------- ------------ --------  --------            -----------------------
     Total SCS       206,096,088   597,317    49,776   28,538,475  238,923   234,241            18,168,240
                     =========== ========= ========= ============ ========  ========            =======================

     LSC-1 Sales
     Only             30,223,022       588        49    1,180,372   37,143    36,415                17,885
     LSC-1 Transport 197,243,686     1,584       132    4,806,645   73,972    72,522                48,180
                     ----------- --------- --------- ------------ --------  --------            ------------------------
     Total LCS       227,466,708     2,172       181    5,987,017  111,115   108,937                66,065
                     =========== ========= ========= ============ ========  ========            =======================

     MR-1             30,734,915       156        13      244,120   10,854    10,641                 4,745             0
     PC-1             28,258,027       156        13      318,975   11,969    11,735                 4,745             0

                     ----------- --------- --------- ------------ --------  --------            ------------------------
     Total Transport 266,013,610     2,249       187    5,962,500  100,575    98,604                68,255             0
                     =========== ========= ========= ============ ========  ========            ========================

                                                                    Attachment 3

5. MAIN REPLACEMENT PROGRAM (MRP)

         5.1. The Main Replacement Program (MRP) is applicable to the replacement of bare steel mains, cast iron mains, and associated services within Arkla's Arkansas operations.

         5.2. On the first business day of each month, Arkla shall calculate its Revenue Requirement under this tariff as provided below and shall file an adjustment and supporting documentation with the Commission. The portion of the adjustment that is not in dispute shall become effective 30 days after the filing.

                  5.2.1. The Commission shall hear and resolve any amounts that are in dispute with regard to the application of the MRP. Arkla shall accept Commission rulings as final for purposes of the MRP.

         5.3. DEFINITIONS

                  5.3.1. Arkla's "Revenue Requirement" shall be determined as the sum of: (1) multiplying the capitalized costs of the investment to replace bare steel and cast iron mains multiplied by the depreciation rate of 3.59%;
                           (2) multiplying the capitalized cost of the investment to replace services associated with bare steel and cast iron mains multiplied by the depreciation rate of 8.58%; and (3) multiplying the capitalized costs of the investment to replace bare steel mains, cast iron mains, and the associated services by an assumed annual pre-tax rate of 8.20%, less $104,017 savings from the replacement program. The above calculation shall take into consideration the monthly credits to the Accumulated Depreciation Reserve and the reduction to gross Plant-In-Service. The $104,017 shall be added to the original amount of savings each year until Arkla's next general rate case. Also, the cost of leaks repaired during 2002 pursuant to No. 00-353-U shall be deducted from the MRP's Revenue Requirement during 2003. The Revenue Requirement shall be allocated among customer classes based on the following percentages and recovered from customers through the Base Rate Adjustment per the indicated billing determinants:

      CUSTOMER CLASSES                   PERCENTAGE
---------------------------              ----------
Residential Service (RS-1)                78.852%
Small Commercial Service (SCS-1)          16.936%
Large Commercial Service (LCS-1)          04.212%

                                                                    Attachment 3

                  5.3.2. Arkla's "Cost of Replacements" shall be the total cost of capital expenditures made since May 31,2002 in connection with the replacement of bare steel mains, cast iron mains, and associated services.

         5.4. TERM

                  5.4.1. The MRP shall apply only to completed and in service replacements since May 31, 2002, and to any completed and in service replacements previously included in the CIGMRP rider and not included in rate base in Docket No. 0l-243-U. In the event Arkla files a rate application, all capital costs upon which a return was recovered pursuant to this MRP shall be included in rate base net of depreciation in calculating the revenue requirement.

         5.5. APPLICABLE RATE SCHEDULES

                  Residential Service (RS-1)
                  Small Commercial Service (SCS-1)
                  Large Commercial Service (LCS-1)

                                                                    Attachment 4

A. GAS SUPPLY RATE (GSR) APPLICABILITY AND REQUIREMENTS:

         The charges for gas sales service contained in Arkla's total billing to sales customers shall include the cost of gas sold as identified in this Rider. For purposes of this Rider the cost of gas sold shall include the sum of all gas purchased for Arkla's Arkansas customers, upstream transportation charges, storage charges, the cost of gas withdrawn from storage less the cost of gas injected into storage, any fees, gains or losses and other transaction costs associated with the use of various financial instruments used by Arkla to stabilize prices.

B. DEFINITIONS:

         (1) Cost of Gas Sold - For purposes of this clause the cost of gas sold during a month shall be the sum of all gas purchased for the Arkansas customers, transportation and storage charges, the cost of gas withdrawn from storage less the cost of gas injected into storage, and any fees, gains or losses and other transaction costs associated with the use of various financial instruments to stabilize gas prices.

         (2) Lost and Unaccounted for Gas (LUFG) - For purposes of this clause LUFG will be the portion of the Cost of Gas Sold that is not delivered to sales or transportation customers. More specifically it will contain Shrinkage, Company Used gas, and Remaining LUFG (RLUFG). Shrinkage is calculated by rate classification at the time of billing and represents a calculation of gas delivered but not measured to customers due to known departures from the Ideal Gas Laws. Company Used Gas is gas measured directly to Arkla facilities, and RLUFG is total LUFG less Shrinkage and Company Used Gas.

         (3) Fixed Transportation Charges - Charges incurred for transporting gas to Arkla's Arkansas system that do not vary with the volume of gas being transported, including, for example, but not limited to, pipeline FT and NNT demand and/or reservation fees.

         (4) Fixed Storage Charges - Charges incurred for storing gas that do not vary with the volume of gas injected into or withdrawn from storage, including, for example, but not limited to, FSS demand and/or reservation fees.

         (5) Fixed Gas Supply Charges - Charges incurred for the acquisition of gas supply that do not vary with the volume of gas purchased, including, for example, but not limited to, supply demand and/or reservation fees.

C. GSR FILINGS:

         (1)      SCHEDULED GSR FILINGS:

                  Arkla shall make two Scheduled GSR Filings each year: a Winter Season GSR and a Summer Season GSR. The Winter Season GSR shall be effective for

                                                                    Attachment 4

                  billings rendered to customers during the months of November through the following March. The Summer Season GSR shall be effective for bills rendered to customers during the months of April through the following October.

                  The Winter Season GSR filing shall contain rates reflecting:
                  (1) the then current estimate of gas cost revenue requirement for the period between the effective date of filing and the next Summer Season GSR; and, (2) all of the annual actual cost (true-up or secondary adjustment factor) adjustments and any refund factor adjustments relating to or arising during the immediately preceding 12 months ending August each year.

                  The Summer Season GSR filing shall contain rates reflecting:
                  (1) the then current estimate of gas cost revenue requirements for the period between the effective date of the Summer Season GSR and the effective date of its next Winter Season GSR; and,
                  (2) maintaining all of the actual cost of gas adjustment (annual true-up or secondary adjustment) and any refund adjustments.

         (2)      UNSCHEDULED GSR FILINGS:

                  Should a projected under or over recovery balance arise during any seasonal PGA period which exceeds ten percent (10%) of the projected annual gas cost per the most recent scheduled PGA filing, then either the Arkansas Public Service Commission General Staff or the Company may propose an Unscheduled PGA filing.

                  If an Unscheduled PGA Filing is made, that filing: (1) must contain rates reflecting the then current estimate of the gas cost revenue requirement for the period from the effective date of such filing to the next scheduled filing, and (2) must maintain all of the actual cost of gas adjustment (annual true-up or secondary adjustment factors) and any refund adjustment factors.

                  The Unscheduled PGA Factor shall remain in effect only until the next scheduled PGA Filing.

         (3) Scheduled and any Unscheduled GSR filings shall be filed with the Commission by the last business day of the month immediately preceding the month the proposed new GSR factor will be implemented.

                                                                    Attachment 4

D. ALLOCATION OF COSTS:

         (1)      CALCULATION OF DEMAND COST COMPONENT:

                  Calculating demand costs - The demand gas cost revenue requirement component shall be the annual total of the gas costs that do not vary with the actual consumption, including but not limited to, fixed transportation and storage costs, fixed gas supply charges, and fixed financial charges associated with financial instruments purchased to stabilize prices.

                  Calculating demand cost allocation- The demand cost component of each season's filing shall be calculated by multiplying the total annual projected demand costs by the allocation factors for those demand costs as approved by the APSC for the respective RS-1, and the non- TSO SCS and LCS customers.

         (2)      CALCULATION OF COMMODITY COST COMPONENT:

                  Calculating commodity costs by season - The commodity gas cost revenue requirement component of each season's GSR shall be the sum of all gas cost purchased for sales customers other than demand costs or LUFG costs, including but not limited to variable transportation costs, gas supply commodity costs, shall also include the transaction costs associated with the use of futures contracts and options and other prudently incurred costs associated with various financial instruments purchased by Arkla to stabilize gas supply rates. The commodity gas costs shall include the commodity cost of storage withdrawals and injections. Arkla will utilize any technique or method it deems reasonable for purposes of estimating the commodity cost component of each seasonal filing.

                  Seasonal Commodity Cost Allocation - the seasonal commodity costs assigned to RS-1 and non-TSO SCS and LCS customers will be determined by multiplying the Seasonal Commodity Cost by the ratio of estimated sales volumes for the respective classes in that season.

         (3)      LUFG ALLOCATION:

                  LUFG will be allocated to the respective rate classes based on the factors established below for each of the components of
                  LUFG:

                  Shrinkage - for each rate class (including regular sales and TSO customers) shall be determined based on cost causation.

                  Company Used Gas - shall be determined by the direct measurement of the gas consumed by Arkla facilities, and allocated to each rate class (including

                                                                    Attachment 4

                  regular sales and TSO customers) based on the ratio of the number of customers in each class and the total for such classes.

                  Remaining LUFG (RLUFG) - shall be defined as the difference between (a) total LUFG; and (b) the sum of Shrinkage and Company Used Gas established above. It shall be allocated to the respective customer classes as follows:

                           55% based on the volumes for the most recent twelve-month-ending August period of the rate classes (including regular sales and TSO customers).

                           35% based on the APSC approved demand components for the rate classes (including regular sales and TSO customers.

                           10% based on the annualized number of customers of the rate classes (including regular sales and TSO customers) as of the most recent twelve-month-ending August period.

E. RATE CALCULATION:

         RS-1 Customers - The GSR for Residential customers will be a per Ccf rate that is determined by summing the allocated costs in steps D (2) and D (3) above and dividing that total by the projected seasonal volumes for the residential class and adding that result to the per Ccf rate determined by dividing the allocated annual costs in step D (1) by the estimated annual sales volumes.

         SCS and LCS Customers - The commodity portion of the rate for non-TSO customers will be determined by respectively summing the allocated costs in steps D (2) and D (3) above and dividing that total by the projected seasonal volumes for the respective classes. While the calculation will be made in Ccf, it will be appropriately translated to MMBtu as needed.

         The demand portion of the rate for non-TSO customers will be charged to the customers based on their assigned CD's (expressed in MMBtu or Ccf as required by the respective SCS or LCS rate schedules). The rate will be determined by dividing the respective classes allocated costs in step D (1) above by their respective annualized CD's. Since the demand charges are part of an overall non-specific set of upstream contracts, the support for their allocations will be provided in the schedules supporting the filing.

F. SPECIAL PROVISION REGARDING TSO CUSTOMERS:

         LUFG costs - Customers under the TSO option shall provide LUFG-in-Kind gas volumes. The LUFG-in-Kind (volumetric delivery requirement) for each customer's account will be determined based on the most recent twelve-month ended August period and expressed as a percentage of the gas delivered for the customer's account at the customer's point of consumption. The percentage will be determined by dividing the allocated volumes of total LUFG in the respective class (SCS or LCS) by the total estimated sales volumes in their respective class.

                                                                    Attachment 4

         Assignment of Surcharges to TSO Customers - In the event an LCS-1 or SCS-1 customer changes its supply service election at the end of the contract term from the system supply option (SSO), the amount of the deferred gas cost account attributable to that customer shall be charged or distributed to that customer, whichever is applicable. The charging to or distribution of the deferred gas cost account attributable to that customer shall be removed or added to the deferred gas cost account of the applicable rate schedule.

G. DEFERRED PURCHASED GAS COST ACCOUNTS:

         Arkla shall establish and maintain a Deferred Gas Cost Account(s) in which shall be recorded any over or under recovery resulting from the operation of the GSR procedure. Such over or under recovery by class shall be determined monthly by comparison of the actual Cost of Gas Sold as defined above for each cost month to the gas cost revenue recovery for the same revenue month as the cost month. The accumulated balance of over or under recovered gas costs, plus the carrying charge described below, shall be used to determine the surcharge. The surcharge shall be computed annually by dividing the cumulative balance of each classes over recoveries or under recoveries as of the end of each August by the estimated volumes of sales for the projected twelve-month period. The surcharge shall be filed annually and will be included with the Scheduled Winter Season GSR Filing and shall be rounded to the nearest $0.0001 per Ccf. The surcharge shall remain in effect until the earlier of: (1) superseded by a subsequent surcharge calculated according to this provision or, (2) the beginning of the second revenue month following the month in which the full recovery or refund is accomplished if such full recovery or refund is accomplished prior to the end of the established recovery period.

         A carrying charge shall be included in the monthly under or over recovery balance resulting from the monthly comparison of the actual Cost of Gas Sold to the revenue recovery resulting from the application of the prescribed GSR, and a carrying charge shall be included in the monthly under or over recovery balance applicable to the surcharge. The monthly carrying charge shall be determined by multiplying the average of the beginning and ending month balance of under or over recovery for the cost month times the annual Commission approved rate of interest applicable to customer deposits.

H. DEMAND ALLOCATION:

         It is recognized that over time as customer classifications change or demand levels change, the accuracy of the originally approved demand factors may deteriorate. Arkla or the Staff of the APSC can request a change in the allocation procedures with a minimum three month lead time prior to the filing date for the seasonal filings. Changes under this provision are limited to changes required to restore the accuracy of the originally approved demand factors and shall be not be used by either Arkla or Staff to implement changes in allocation methodologies that would normally require a general rate application. The changes will be calculated using the methodology for peak day calculations approved by the Commission in Docket 01-243-U. If Arkla and Staff

                                                                    Attachment 4

         disagree on the need for, or calculation of, a revision, no changes will be entered absent a ruling from the Commission.

I. REFUND PROVISION:

         If an increase in the cost of gas paid or payable to Arkla shall be reduced by the final order of a duly constituted regulatory body or the final decree of a court, if appealed thereto, and such increase shall have been reflected in Arkla's rate to the extent and in the manner specified in this GSR, Arkla shall report to the Commission the receipt of any refunds resulting from such final order or decree. Thereupon, Arkla shall submit for the Commission's approval a plan to make equitable disposition of such refund monies to the extent such monies represent increased charges paid by its customers as result of this GSR; provided, however, that if the amount to be refunded to customers hereunder with respect to a particular refund received does not amount to more than one-tenth cent per Ccf, then Arkla will apply that refund as a credit in its cost of gas computations hereunder for the month in which it receives the refund from its supplier. Nothing in this clause shall be construed to require refunds or a reduction of Arkla's rate as a result of such an order reducing the cost of gas where the original increase in the cost of gas has not been reflected in Arkla's billings for its sales to customers under this rate schedule.

J. TRANSITION PROVISION:

         If this tariff is superseded, then in the discretion Arkla and with notification to the Commission, for any under or over recovery of costs accumulated at the date of transition, Arkla may increase or decrease the period over which those costs are included in the cost of gas adjustment.

                                                                    Attachment 5

7. MUNICIPAL TAX ADJUSTMENT CLAUSE (TA)

         7.1 The Gas Company will pass on Municipal Taxes to Local Customers by adding to each monthly bill rendered a Local Customer as a separate line item identified as "Municipal Franchise Adjustment," an amount calculated on an equal-per-meter basis determined in accordance with the following:

                  7.1.1 As used herein, the term "City Tax," or "Municipal Tax," refers to any and all privilege, occupation, franchise meter, gross receipts or other tax or assessment of whatever kind and by whatever name (except ad valorem taxes) now and at any time hereafter levied on, the Gas Company by any Municipality.

                  7.1.2 "Municipality" refers to the local taxing authority imposing the Municipal Tax, whether city, town, village, unincorporated association, district, county or other authority authorized to impose same under present or future law.

                  7.1.3 "Local Customers" refers to any and all residential and general service customers in Arkansas that are within the geographical boundaries or taxing authority of the Municipality; provided, that if a particular tax ordinance or other act imposing the Municipal Tax includes in its taxing impact any service locations that would otherwise not be considered a "Local Customer" hereunder, then such service will be included in the term Local Customer.

         7.2 Notwithstanding the above, if a particular tax ordinance or other act imposing the Municipal Tax specifies a method of payment of collection other than on an equal-per-meter basis, then the method so specified shall be utilized provided such method results in the collection of taxes from Local Customers equal to the taxes levied on the Gas Company.

         7.3 The Gas Company, upon receipt of a certified copy of the approved municipal ordinance will initiate the pass-on of any increase or decrease in taxes subject to this clause beginning with the billing cycle immediately following receipt of the ordinance, and upon the availability of customer billing data necessary to initiate or to revise the calculation of the pass-on.

         7.4 If at any time there is a significant change in any of the above determining factors which will cause an unreasonable over or under collection of Municipal Taxes, the Gas Company will adjust the amount collected so that such over or under collection will be minimized.

         7.5      APPLICABLE RATE SCHEDULES:

                  Residential Service (RS-1)
                  Small Commercial Service (SCS)
                  Large Commercial Service (LCS)
                  Metering & Regulating Service (MR-1)
                  Pipeline Corridor Service (PC-1)

                                                                    Attachment 6

6. WEATHER NORMALIZATION ADJUSTMENT (WNA)

         6.1. For bills rendered from November 1 through April 30 each year, the applicable margin rates for gas service to customers served under the applicable rate schedules shall be adjusted by a Weather Normalization Adjustment (WNA) to reflect much of the impact of heating degree day variations from normal levels which were used to set rates under the applicable rate schedules.

         6.2. In order to calculate the total weather adjustment for the applicable billing cycle, a weather deviation is computed and multiplied by the applicable margin rate. A per Ccf WNA adjustment is calculated by dividing the total weather adjustment by the average Ccf usage per customer for all customers in each billing cycle, using the formula described below. The per Ccf adjustment for each applicable rate schedule is applied to customer's usage for the billing cycle. The WNA shall be separately identified on customer bills.

         6.3.     CALCULATION OF WEATHER NORMALIZATION ADJUSTMENT

                  6.3.1.   The WNA is calculated as follows:

WNA                =       R   (DDF   (NDD-ADD))
   (i)                      (i)    (i)
                           ---------------------
                                  AAU
                                     (i)

Where: i           =       Any particular rate classification to which the WNA
                           is to be applied.

WNA                =       Weather Normalization Dollar Adjustment per Ccf

R                  =       Applicable margin rate

DDF                =       Degree Day Factor associated with the applicable rate
                           schedule:

                           Residential Service (RS-1)         .1611
                           Small Commercial Sales (SCS-1)     .6357

NDD                =       Normal Degree Days during the billing cycle

ADD                =       Actual Degree Days during the billing cycle

AAU                =       Average Actual Usage per customer for each billing
                           cycle

                                                                    Attachment 6

         6.4.     DEFINITIONS

                  6.4.1. Normal Degree-days: The heating degree-days based on a 30-year average ending December 31, 2001 as are shown on Attachment 1.

                  6.4.2. Actual Degree Days: The actual heating degree days as published by Weather Services Corporation, or any other nationally recognized third-party weather service.

         6.5.     APPLICABLE RATE SCHEDULES

                  Residential Firm Sales Service (RS-1)
                  Small Commercial Firm Sales Service (SCS-1)

                         ATTACHMENT NO. 1 TO WNA TARIFF
                       DAILY NORMAL HDDS FOR WNA BILLING

  LINE
   NO       DATE      HDD      DATE      HDD      DATE      HDD     DATE     HDD
--------------------------------------------------------------------------------
   1        15-Sep     0       13-Nov     14      11-Jan     27     10-Mar    15
   2        16-Sep     0       14-Nov     13      12-Jan     27     11-Mar    13
   3        17-Sep     0       15-Nov     12      13-Jan     26     12-Mar    12
   4        18-Sep     0       16-Nov     13      14-Jan     26     13-Mar    12
   5        19-Sep     0       17-Nov     15      15-Jan     26     14-Mar    12
   6        20-Sep     0       18-Nov     13      16-Jan     25     15-Mar    12
   7        21-Sep     1       19-Nov     10      17-Jan     23     16-Mar    11
   8        22-Sep     1       20-Nov     13      18-Jan     24     17-Mar    9
   9        23-Sep     2       21-Nov     16      19-Jan     24     18-Mar    9
   10       24-Sep     2       22-Nov     16      20-Jan     25     19-Mar    10
   11       25-Sep     2       23-Nov     14      21-Jan     25     20-Mar    10
   12       26-Sep     1       24-Nov     16      22-Jan     24     21-Mar    10
   13       27-Sep     1       25-Nov     16      23-Jan     22     22-Mar    11
   14       28-Sep     1       26-Nov     14      24-Jan     21     23-Mar    9
   15       29-Sep     1       27-Nov     15      25-Jan     22     24-Mar    11
   16       30-Sep     1       28-Nov     20      26-Jan     23     25-Mar    11
   17        1-Oct     1       29-Nov     18      27-Jan     22     26-Mar    10
   18        2-Oct     1       30-Nov     18      28-Jan     23     27-Mar    8
   19        3-Oct     2        1-Dec     18      29-Jan     23     28-Mar    8
   20        4-Oct     2        2-Dec     17      30-Jan     22     29-Mar    8
   21        5-Oct     2        3-Dec     15      31-Jan     23     30-Mar    9
   22        6-Oct     3        4-Dec     17       1-Feb     22     31-Mar    9
   23        7-Oct     3        5-Dec     17       2-Feb     22      1-Apr    8
   24        8-Oct     3        6-Dec     19       3-Feb     23      2-Apr    7
   25        9-Oct     3        7-Dec     19       4-Feb     23      3-Apr    6
   26       10-Oct     3        8-Dec     19       5-Feb     25      4-Apr    8
   27       11-Oct     3        9-Dec     22       6-Feb     25      5-Apr    8
   28       12-Oct     3       10-Dec     21       7-Feb     25      6-Apr    8
   29       13-Oct     3       11-Dec     21       8-Feb     23      7-Apr    7
   30       14-Oct     3       12-Dec     20       9-Feb     24      8-Apr    7
   31       15-Oct     2       13-Dec     20      10-Feb     22      9-Apr    8
   32       16-Oct     3       14-Dec     21      11-Feb     22     10-Apr    7
   33       17-Oct     4       15-Dec     21      12-Feb     22     11-Apr    5
   34       18-Oct     5       16-Dec     23      13-Feb     19     12-Apr    4
   35       19-Oct     6       17-Dec     24      14-Feb     17     13-Apr    4
   36       20-Oct     6       18-Dec     24      15-Feb     18     14-Apr    5
   37       21-Oct     4       19-Dec     23      16-Feb     19     15-Apr    5
   38       22-Oct     5       20-Dec     24      17-Feb     20     16-Apr    4
   39       23-Oct     5       21-Dec     25      18-Feb     18     17-Apr    4
   40       24-Oct     6       22-Dec     24      19-Feb     18     18-Apr    4
   41       25-Oct     6       23-Dec     24      20-Feb     15     19-Apr    3
   42       26-Oct     6       24-Dec     25      21-Feb     14     20-Apr    3
   43       27-Oct     6       25-Dec     29      22-Feb     15     21-Apr    3
   44       28-Oct     6       26-Dec     26      23-Feb     14     22-Apr    3
   45       29-Oct     6       27-Dec     23      24-Feb     16     23-Apr    3
   46       30-Oct     6       28-Dec     23      25-Feb     16     24-Apr    3
   47       31-Oct     6       29-Dec     22      26-Feb     16     25-Apr    3
   48        1-Nov     6       30-Dec     24      27-Feb     16     26-Apr    3
   49        2-Nov     7       31-Dec     24      28-Feb     15     27-Apr    2
   50        3-Nov     9        1-Jan     27      29-Feb     15     28-Apr    2
   51        4-Nov     9        2-Jan     26       1-Mar     16     29-Apr    2
   52        5-Nov    10        3-Jan     25       2-Mar     15     30-Apr    2
   53        6-Nov    11        4-Jan     26       3-Mar     15
   54        7-Nov    11        5-Jan     26       4-Mar     14
   55        8-Nov    11        6-Jan     23       5-Mar     15
   56        9-Nov    10        7-Jan     26       6-Mar     14
   57       10-Nov    12        8-Jan     28       7-Mar     13
   58       11-Nov    14        9-Jan     27       8-Mar     14
   59       12-Nov    14       10-Jan     28       9-Mar     15
   60
   61       30-YEAR HDD TOTAL               3,009
   62
   63       30-YEAR HDD TOTAL W/LEAP YEAR   3,024